Exhibit 5.1

August 11, 2026

Evolv Technologies Holdings, Inc.

500 Totten Pond Road, 4th Floor
Waltham, Massachusetts 02451

Re: Evolv Technologies Holdings, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Evolv Technologies Holdings, Inc., a Delaware corporation (the “Company”), in connection with a registration statement on Form S-8 (the “Registration Statement”) to be filed today with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of (i) an additional 21,000,000 shares of the Company’s Class A common stock, par value $0.0001 per share (“Shares”), to be issued by the Company pursuant to the Evolv Technologies Holdings, Inc. 2021 Incentive Award Plan (the “Plan”).

We have participated in the preparation of the Registration Statement and have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below. We have further received a Secretary’s Certificate dated August 11, 2026 from Rachel Roy, General Counsel of the Company, representing to us that the Company has available a sufficient number of shares authorized and available for issuance, together with shares authorized and issued but not outstanding, to deliver the Shares under the Plan, and we are relying on such representation.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Shares to be issued pursuant to the Plan have been duly authorized by all necessary corporate action of the Company and, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware.

We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement and in any prospectus supplements related thereto under the heading “Legal Matters” and to the use of this opinion as a part (Exhibit 5.1) of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder. The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

Cleary Gottlieb Steen & Hamilton LLP

By:	/s/ J.T. Ho
J.T. Ho, a Partner